ENDOVASC INC.                                                      PRESS RELEASE


                      ENDOVASC ANNOUNCES CHANGE OF AUDITOR

MONTGOMERY, Texas--Aug. 16, 2005--Endovasc, Inc. (OTCBB: EVSC - News), a
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business development corporation that pioneers cardiovascular and metabolic drug therapies, announced today that the Company has retained McConnell & Jones LLP as its independent accountants to perform the Company's annual and financial control audits, including quarterly reviews.

McConnell & Jones LLP is a certified public accounting firm based in Houston, Texas. The experienced team at McConnell & Jones LLP serves a diverse section of businesses, state and local government agencies, and nonprofit organizations through a combination of assurance services that includes audits, review examinations and compilations.

The prior auditor of the Company was Ham, Langston & Brezina. There were no disputes or disagreements between the Company and the prior auditors relating to any matters of accounting principle or practice, financial statement disclosure, or auditing scope or procedure. The Company has authorized the prior auditors to respond fully to the inquiries of any successor auditor appointed by the Company.

About Endovasc

Endovasc, Inc., established in 1996, is a Business Development Company focused on acquiring and investing in innovative drug development in the areas of cardiovascular and metabolic medicine. Endovasc's subsidiaries include:
Liprostin Inc., which holds the intellectual property for a liposomal based treatment to increase circulation and reduce leg pain in patients suffering from vascular disease; Nutraceutical Development Corporation which has an agreement in place with an innovative product development company to commercialize its muscle mass enhancing product; and PROStent, a stent coating technology.

For more information about Endovasc, please visit www.endovasc.com.
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Safe Harbor Statement

The foregoing statements are made under the "Safe Harbor" Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements that involve risks and uncertainties that may not be evident at the time of this release. For more information about Endovasc, please visit www.endovasc.com.



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Contact:
     ZA Consulting LLC
     David Zazoff, 212-505-5976
     david@za-consulting.net
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      550 Club Drive, Suite 345 * Montgomery, TX 77316 * 936.582.5920 * Fax:
                      936.582.5996 * Web:  www.endovasc.com